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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Occidental Petroleum Corporation:

        We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the financial statements of Occidental Petroleum Corporation refers to changes in the method of accounting for uncertain tax positions (2007), defined benefit pension and other postretirement plans (2006) and share-based payments (2005).

/s/ KPMG LLP

Los Angeles, California
August 8, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm